Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-182491 and 333-177682 on Form S-3, and 333-127889-01, and 333-71990-01 on Form S-8 of our reports dated February 28, 2013, relating to the consolidated financial statements and financial statement schedule of Wisconsin Public Service Corporation and subsidiary, appearing in this Annual Report on Form 10-K of Wisconsin Public Service Corporation for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 28, 2013